Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2013, with respect to the financial statements and internal control over financial reporting, included in the Annual Report of KCAP Financial, Inc. (formerly, Kohlberg Capital Corporation) on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of KCAP Financial, Inc. on Forms S-8 (File No. 333-175838, effective July 28, 2011; and File No. 333-151995, effective June 27, 2008).

/s/ GRANT THORNTON LLP

New York, New York
March 18, 2013